Exhibit Q


                          INTERNATIONAL VERIFACT INC.


                                     -and-


                         BCE INVESTMENTS (CANADA) INC.


                                     -and-


                               NELSON DOUBLEDAY








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                           SHARE PURCHASE AGREEMENT

                              September 13, 1996

==============================================================================




         THIS SHARE PURCHASE AGREEMENT is made as of the 13th day of September, 1996.

B E T W E E N:

         INTERNATIONAL VERIFACT INC., a corporation governed by the laws of Canada,

         (the "Purchaser"),

                                     -and-

         BCE INVESTMENTS (CANADA) INC., a corporation governed by the laws of Canada,

         ("BCEI"),

                                     -and-

         NELSON DOUBLEDAY, an individual resident in the State of Florida, United States of America,

         ("Doubleday").

RECITALS:

         WHEREAS BCEI and Doubleday (collectively, the "Vendors") are the registered and beneficial owners of the BCEI Shares and the Doubleday Shares, respectively, (collectively, the "Purchased Shares");

         AND WHEREAS the Vendors have agreed to sell to the Purchaser and the Purchaser has agreed to purchase from the Vendors the Purchased Shares on the terms and conditions contained in this Agreement;

         NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the agreements, payments, representations and warranties and covenants hereinafter set forth and provided for, and for such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:


                                   ARTICLE 1

                 DEFINITIONS AND PRINCIPALS OF INTERPRETATION

1.1 Definitions: Whenever used in this Agreement and in the recitals hereto, unless there is something inconsistent in the subject matter or context, the following words and phrases shall have the meanings set out below:

"Agreement" means this Share Purchase Agreement, including all documents and/or instruments supplementing or amending or confirming this Agreement and references to Articles or Sections mean and refer to the specified Articles and Sections of this Agreement;

"Balance Sheets" means the balance sheets of the Purchaser as at June 30, 1996 and December 31, 1995 forming part of the Financial Statements;

"BCEI" has the meaning attributed thereto above;

"BCEI Shares" means 1,261,263 Shares registered in the name of and beneficially owned by BCEI;

"Business" means the business currently and heretofore carried on by the Corporation consisting of the design, development, integration, marketing, operation and maintenance of electronic payment systems for use in retail applications, including software products used to perform some or all of the tasks involved in electronic payment transactions including the collection of payment-related data at the point of sale; the secure transmission of this data to a processing computer; the authorization of the transaction; the collection of the completed transactions; and the processing of these transactions for accountability, funds management and reporting reasons. The Corporation's business also includes the provision of support services relating to the deployment and on-going operation of these systems;

"Business Day" means a day, other than a Saturday or Sunday, on which Canadian chartered banks are open for business in Toronto, Canada during normal banking hours;

"Claims" means any claim, demand, action, cause of action, damage, loss, cost, liability or expense, including, without limitation, reasonable professional fees and all costs incurred in investigating or pursuing any of the foregoing or any proceeding relating to any of the foregoing;

"Closing" means the completion of the sale to and the purchase by the Purchaser of the Purchased Shares hereunder in accordance with Article 2 hereof;

"Closing Date" means September 13, 1996 or such later date as may be mutually agreed between the Parties, such date to be no later than September 30, 1996, save by mutual consent;

"Closing Time" means 12:00 p.m., Toronto time, on the Closing Date, or such other time on such date as the Parties may agree in writing as the time at which the Closing shall take place;

"Corporation" means National Transaction Network, Inc., a Delaware corporation;

"Doubleday" has the meaning attributed thereto above;

"Doubleday Shares" means 1,465,177 Shares registered in the name of and beneficially owned by Doubleday;

"Encumbrance" means any encumbrance, lien, charge, pledge, mortgage, title retention agreement, security interest of any nature, adverse claim, exception, reservation, easement, right of occupation, any matter capable of registration against title, option, right of preemption, privilege or any contract to create any of the foregoing;

"Filing" means the filing, recording or submission of the Offering Documents, forms, reports and all other documents required to be filed, recorded or submitted by applicable Canadian and/or U.S. securities laws, as the case may be;

"Financial Statements" means (i) the audited financial statements of the Corporation for the fiscal year ended December 31, 1995, consisting of a balance sheet as at December 31, 1995 and the statement of operations, the statement of stockholders' equity (deficiency) and the statement of cash flow and all notes thereto as reported upon by Deloitte & Touche LLP and (ii) the unaudited financial statements of the Corporation for the quarterly period ended June 30, 1996, consisting of the balance sheet as at June 30, 1996 and the statements of operations and cash flow and all notes thereto;

"Governmental Authorities" means any government, regulatory authority, governmental department, agency, commission, board, tribunal, crown corporation, or court or other law, rule or regulation-making entity having or purporting to have jurisdiction on behalf of any nation, province, territory, state or any municipality thereof, district or any other subdivision thereof;

"Laws" means all applicable published laws, by-laws, rules, regulations, orders, ordinances, protocols, codes, guidelines, policies, notices, directions, directives and judgments or other requirements of any Governmental Authorities;

"NASDAQ" means The Nasdaq National Market;

"Notice" shall have the meaning attributed thereto in Section 15.1;

"Offering" has the meaning attributed thereto in Section 9.4;

"Offering Document" means, as applicable, a prospectus (including a short-form prospectus, a shelf prospectus or a summary prospectus), a preliminary prospectus, a registration statement filed with the U.S. Securities and Exchange Commission, the document(s), if any, incorporated by reference in any of the foregoing, and any supplement or amendment of or to any of the foregoing;

"Parties" means all the parties to this Agreement and "Party" means any one of them;

"Person" means any individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, Governmental Authority, and a natural person in such person's capacity as trustee, executor, administrator or other legal representative;

"Purchase Price" has the meaning attributed thereto in Article 3;

"Purchase Price Shares" shall have the meaning attributed thereto in Section
3.2;

"Purchased Shares" shall have the meaning attributed thereto in the Recitals and, for greater certainty, means 2,726,440 Shares;

"Purchaser" has the meaning attributed thereto above;

"Shares" means shares of Common Stock, par value U.S. $0.15 per share of the Corporation;

"TSE" means The Toronto Stock Exchange;

"Underwriters" includes a Person who undertakes to sell shares on a "firm underwriting" or "best efforts" basis;

United States" or "U.S." means the United States of America; and

"Vendors" shall have the meaning attributed thereto in the Recitals.

1.2            Certain Rules of Interpretation:  In this Agreement:

         (a) Time - time is of the essence in the performance of the Parties' respective obligations under this Agreement;

         (b) Currency - unless otherwise specified, all references to dollar amounts in this Agreement are to the lawful currency of Canada;

         (c) Headings - descriptive headings of Articles and Sections are inserted solely for convenience of reference and are not intended as complete or accurate descriptions of the content of such Articles or Sections;

         (d) Gender and Number - the use of words in the singular or plural, or with a particular gender, shall not limit the scope or exclude the application of any provision of this Agreement to such Person or Persons or circumstances as the context otherwise permits; and

         (e) Business Day - whenever any payment is to be made or action to be taken under this Agreement on a day other than a Business Day, such payment shall be made or action taken on the next Business Day following such day.

1.3 Knowledge: Any reference to the knowledge of any Party shall be to the best of the knowledge, information and belief of such Party, without making any special inquiry solely for the purpose of the transactions contemplated by this Agreement, provided that where an officer or an agent of such Party is a director and/or officer of the Corporation, knowledge shall be limited to the knowledge that a reasonable and prudent Person in such position and/or office, as the case may be, would reasonably be expected to have.

1.4 Entire Agreement: This Agreement and the agreements and other documents to be delivered pursuant to this Agreement constitute the entire agreement between the Parties pertaining to the subject matter of this Agreement and this Agreement supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties, and there are no warranties, representations or other agreements between the Parties in connection with the subject matter of this Agreement except as specifically set forth in this Agreement and any documents delivered pursuant to this Agreement. No supplement, modification or waiver or termination of this Agreement shall be binding unless executed in writing by the Party to be bound thereby.

1.5 Applicable Law: This Agreement shall be construed in accordance with the laws of the Province of Ontario and the federal of laws of Canada applicable therein, and shall be treated, in all respects, as an Ontario contract.

1.6 Accounting Principles: Unless otherwise expressly provided herein, all references to generally accepted accounting principles mean to U.S. generally accepted accounting principles.


                                   ARTICLE 2

                           TRANSACTIONS AND CLOSING

2.1 Actions by Vendors and Purchaser: Subject to all of the terms and conditions of this Agreement and in reliance upon the representations and warranties and covenants contained herein, at the Closing Time, the Parties hereto shall cause the transactions and events described below to be completed:

   2.1.1 Sale and Purchase:

         (a) Sale and Purchase of Purchased Shares: The Vendors shall sell to the Purchaser and the Purchaser shall purchase from the Vendors the Purchased Shares for the Purchase Price payable, as provided in this Agreement;

         (b) Payment of Purchase Price: The Purchase shall deliver to the Vendors the Purchase Price for the Purchased Shares, as provided in Section 3.2; and

         (c)   Transfer and Delivery of Purchased Shares:  The Vendors shall
               (i) transfer and deliver to the Purchaser share certificates representing the Purchased Shares duly endorsed in blank for transfer, or accompanied by irrevocable security transfer powers of attorney duly executed in blank, in either case by the holders of record and shall take such steps as shall be necessary to permit the Corporation to enter the Purchaser upon the books of the Corporation as the holder of the Purchased Shares and to issue or cause to be issued one or more share certificates to the Purchaser representing the Purchased Shares and (ii) execute and deliver to the Purchaser all such assignments, instruments of transfer, deeds, assurances, consents and other documents as shall be necessary to effectively transfer to the Purchaser the Purchased Shares.

2.2 Place of Closing: The Closing shall take place at the Closing Time at the offices of the Purchaser's counsel, Messrs. Meighen Demers, Suite 1100, 200 King Street West, Toronto, Ontario, or at such other place as may be agreed upon by the Parties.


                                   ARTICLE 3

                                PURCHASE PRICE

3.1 Purchase Price: The purchase price payable by the Purchaser for the purchase of the Purchased Shares (the "Purchase Price"), exclusive of all applicable sales and transfer taxes, shall be the amount of U.S. $1,254,162.40 (U.S. $0.46 per Purchased Share).

3.2            Satisfaction of Purchase Price:

         At the Closing Time, the Purchaser shall satisfy the Purchase Price by the issue from treasury of such number of previously unissued common shares of the Purchaser (the "Purchase Price Shares") having an aggregate market value of U.S. $1,254,162.40 to the Vendors. For greater certainty, the number of Purchase Price Shares to be issued by the Purchaser in satisfaction of the Purchase Price shall be equal to the quotient obtained by dividing the Purchase Price by the market value (as defined below) per Purchase Price Share. At the Closing Time, the Purchaser shall deliver to each of the Vendors share certificates registered in the name of each of the Vendors representing the Purchase Price Shares to which each Vendor is entitled. For greater certainty, the proportion of the Purchase Price Shares to be delivered at the Closing Time to each of BCEI and Doubleday shall be in the following percentages: as to 46.26%, to BCEI and as to 53.74%, to Doubleday. For the purpose of calculating the number of Purchase Price Shares to be issued by the Purchaser to the Vendors in satisfaction of the Purchase Price in this Section 3.2, "market value" per Purchase Price Share shall be the greater of (A) the closing price of the Purchaser's common shares on the TSE on the day prior to the Closing Date (converted into U.S. currency at the noon spot rate of the Bank of Canada on the day prior to the Closing Date) and (B) the weighted average of the highest and the lowest prices for the common shares of the Purchaser on the TSE for the five (5) trading days preceding the Closing Date (converted into U.S. currency at the noon spot rate of the Bank of Canada on the day prior to the Closing Date). For the purposes of this section 3.2, in the event that the calculation of market price would result in the issuance by the Purchaser to the Vendors of a fraction of a Purchase Price Share, any such fraction shall be rounded down such that no fractions of Purchase Price Shares shall be issuable by the Purchaser.


                                   ARTICLE 4

                 REPRESENTATIONS AND WARRANTIES OF THE VENDORS

         The Vendors hereby jointly and severally represent and warrant to the Purchaser as follows and acknowledge that the Purchaser is relying on such representations and warranties in connection with its execution and delivery of this Agreement and the completion of the transactions contemplated by this
Agreement:

4.1 Incorporation and Organization: The Corporation has been duly incorporated and organized and is validly existing and, to our knowledge, in good standing (in respect of the filing of annual returns where applicable or other information filings under applicable corporations information legislation) under the laws of the State of Delaware and, to our knowledge, has all requisite corporate power and authority under such laws to carry on its business as now conducted and to own, lease and operate its properties and assets. To our knowledge, no proceedings have been instituted or are pending for the dissolution or liquidation of the Corporation or threatening its existence.

4.2 Conduct of Business: To our knowledge, the Corporation has conducted and is conducting its business in compliance in all material respects with all applicable Laws of each jurisdiction in which its business is carried on and has all necessary licenses, permits, authorizations and other approvals necessary to permit it to carry on its business as now conducted and to own, lease and operate its properties and assets, except where the absence of such power and authority or the failure to make any filing or obtain any license, lease, permit, authorization or other approval would not result in a material adverse change to the Corporation.

4.3 Capitalization: The authorized capital of the Corporation consists of 6,666,667 Shares and 5,000,000 Preferred Shares, of which, as at June 30, 1996, 3,248,606 Shares and no Preferred Shares were issued and outstanding and all such securities are validly issued and outstanding as fully paid and non-assessable; as at June 30, 1996, options to acquire an aggregate of 640,738 Shares have been granted to directors, officers and employees of the Corporation.

4.4 No Issue of Shares or Convertible Securities: Except as disclosed in Section 4.3 and the Disclosure Documents (as hereinafter defined) and as contemplated in this Agreement, no Person has any agreement or option, or right or privilege (whether pre-emptive or contractual) capable of becoming an agreement (including convertible securities and warrants) for the purchase, subscription or issuance of any unissued shares, securities or warrants of the Corporation.

4.5 No Subsidiaries: The Corporation does not have any subsidiaries (as the term "subsidiary" is defined in the Canada Business Corporations Act), any agreements of any nature to acquire, directly or indirectly, any shares in the capital of or other equity or proprietary interests in any Person or any agreements to acquire or lease any other business operations, which agreements and interests are in excess of $50,000, individually or in the aggregate.

4.6 Disclosure Documents: To our knowledge, since the respective dates as of which information is given in the Corporation's Annual Report for the fiscal year ended December 31, 1995, Form 10-K for the fiscal year ended December 31, 1995, Form 10-Q for the quarterly periods ended March 31, 1996 and June 30, 1996, any press releases issued by the Corporation since December 31, 1995 provided by the Vendors to the Purchaser and Proxy Statement dated April 25, 1996 (collectively the "Disclosure Documents"), except as may otherwise be stated therein, there has been no material adverse change in the business, affairs, or financial or other condition of the Corporation.

4.7 No Material Omissions or Misrepresentations: To our knowledge, none of the Disclosure Documents omit to disclose any facts relating to the Corporation which would reasonably be expected to be material to a prospective purchaser of the Purchased Shares. To our knowledge, none of the Disclosure Documents contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading.

4.8 No Material Adverse Information: To our knowledge, there is no material adverse information in regard to the current and prospective business, operations or capital of the Corporation which has not been generally disclosed.

4.9 Financial Statements: The Financial Statements fairly present the financial position and condition of the Corporation as at the respective dates thereof, reflect all material liabilities (absolute, accrued, contingent or otherwise) of the Corporation as at the respective dates thereof required to be disclosed therein, fairly present the results of the operations of the Corporation for the respective periods covered thereby and have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis.

4.10 Transfer Agent: State Street Bank & Trust Company (or Boston Equiserv Limited Partnership), at its principal office in the City of Boston, Massachusetts, has been duly appointed transfer agent and registrar for the Shares.

4.11 No Breach, etc.: To our knowledge, the Corporation is not in default or breach of, and the execution and delivery by the Vendors of this Agreement, and the performance and compliance with the terms thereof will not result in any breach of, or be in conflict with or constitute a default under, or create a state of facts which after notice or lapse of time, or both, would constitute a default by the Corporation under any Law applicable to the Corporation or any license, permit or other instrument granted or issued to the Corporation, any term or provision of the constating documents or by-laws of the Corporation, any resolutions passed or consented to by the directors or shareholders of the Corporation or any mortgage, note, indenture, contract, deed of trust, agreement (written or oral), or other document to which the Corporation is a party or by which it is bound, or any judgment, decree, order, statute, rule or regulation of any arbitrator, stock exchange or securities regulatory authority applicable to the Corporation which, if breached, would have a material adverse effect on the condition (financial or otherwise), business, properties or results of operations of the Corporation.

4.12 No Litigation, etc.: Except as disclosed in the Disclosure Documents, to our knowledge, there is no action, suit, enquiry, investigation or other proceeding, formal or informal, pending or, to the knowledge of the Vendors, threatened against or affecting the Corporation, at law or in equity, or before or by any Governmental Authority, domestic or foreign, which is reasonably likely, individually or in the aggregate, to have a material adverse effect on the condition (financial or otherwise) of the Corporation or which questions or could question the validity of the transactions contemplated by this Agreement or any action taken or to be taken by the Vendors pursuant to or in connection with this Agreement.

4.13 Dividends: There is not, in the constating documents or by-laws of the Corporation or, to our knowledge, in any agreement, mortgage, note, debenture, indenture or other instrument or document to which the Corporation is a party or by which it may be bound, any restriction upon or impediment to the declaration or payment of dividends by the directors of the Corporation.

4.14 Taxes: To our knowledge, the Corporation has duly filed all tax returns required to be filed by it, has paid all taxes due and payable by it and has paid all assessments and re-assessments and all other taxes, governmental charges, penalties, interest and other fines due and payable by it and which are claimed by any Governmental Authority to be due and owing, and adequate provision has been made for taxes payable for any completed fiscal period for which tax returns have not yet been field or are not yet required to be filed; to our knowledge, there are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any tax return or payment of any tax, governmental charge or deficiency by the Corporation in respect of any taxes, governmental charges or assessments asserted by any such authority.

4.15 Regulatory Approvals: Except as may be contemplated by this Agreement, no governmental or regulatory authorization, approval, order, consent or filing is required on the part of the Vendors, in connection with the execution, delivery and performance of this Agreement or any other documents and agreements to be delivered under this Agreement or the performance of the Vendors' respective obligations under this Agreement or any other documents and agreements to be delivered under this Agreement.

4.16 No Cease Trade Orders: No order suspending the sale or ceasing the trading of the Shares of the Corporation, including the Purchased Shares, has been issued by an Governmental Authority in the United States or elsewhere and no proceedings for such purpose are pending or threatened.

4.17 Stock Exchange Listings: The Shares are listed on the pink sheets of the National Quotations Bureau, Inc. and are included on the OTC Bulletin Board, and, to our knowledge, the Corporation's listing on such stock quotation boards are in good standing and in compliance with all continued listing requirements of such stock quotation boards and, at Closing, there shall be no halt in the trading of the Corporation's Shares imposed by such stock quotation board.

4.18 Business of the Corporation: The Business is the only business operation carried on by the Corporation and, to our knowledge, the property and assets owned or leased by the Corporation are sufficient to carry on the Business. To our knowledge, all of the property and assets owned and used by the Corporation are in good operating condition and are in a state of good repair and maintenance.

4.19 No Expropriation: To our knowledge, no property or asset of the Corporation has been taken or expropriated by any Governmental Authority nor has any notice or proceeding in respect thereof been given or commenced nor are the Vendors aware of any intent or proposal to give any such notice or commence any such proceeding.

4.20 Consents and Approvals: To our knowledge, there is no requirement under any agreement, instrument or commitment (written or oral) relating to the Business or the Corporation to which the Corporation is a party or by which it is bound to give any notice to, or to obtain the consent or approval of, any party to such agreement, instrument or commitment (written or oral) relating to the consummation of the transactions contemplated by this Agreement.

4.21 Absence of Unusual Transactions: To our knowledge, except as contemplated by this Agreement, since the date of the Balance Sheets, there has not been any material change in the financial condition, operations or prospects of the Corporation, and the Corporation has not, other than in the ordinary course of its business:

   (a) transferred, assigned, sold or otherwise disposed of any of the assets shown or reflected in the Balance Sheets or canceled any debts or entitlements;

   (b) incurred or assumed any material liabilities or obligations whether accrued, absolute, contingent or otherwise;

   (c) discharged or satisfied any Encumbrance or paid any material obligation or liability (fixed or contingent);

   (d) suffered any extraordinary loss, waived or omitted to take any action in respect of any rights of substantial value, or entered into any commitment or transaction where such loss, rights, commitment or transaction is or would be material in relation to the Corporation;

   (e) hired or dismissed any employees, or granted any bonuses, whether monetary or otherwise, or made any general wage or salary increases in respect of its employees, or changed the terms of employment for any employee;

   (f) mortgaged, pledged, subjected to lien, granted a security interest in or otherwise encumbered any of its assets or property, whether tangible or intangible;

   (g) directly or indirectly, declared or paid any dividends or declared or made any other payments or distributions on or in respect of any of its capital stock and has not, directly or indirectly, purchased or otherwise acquired any of its capital stock; or

   (h) authorized, agreed or otherwise become committed to do any of the foregoing.

4.22 Lease for Corporation's Premises: The Corporation has not entered into and will not, prior to Closing, enter into any new commitment or agreement (written or oral) for the lease of office and/or plant space for the Corporation, including any renewal commitment or agreement (written or oral) in respect of premises currently leased by the Corporation, without the prior written consent of the Purchaser.

4.23 Protection of the Corporation's Software, etc.: All of the software and source codes material to the products and services and necessary for the operations of the Business have been maintained, recorded and preserved by the Corporation and are being safekept in accordance with industry standards and in the ordinary course of the business and affairs of the Corporation and, for greater certainty, in accordance with the procedures set out in Schedule 4.23 annexed hereto.

4.24 No Loans to Directors, etc.: The Corporation has made no loans or advances individually or on the aggregate in excess of $35,000, of any nature whatsoever which are outstanding to any director, officer, shareholder or employee of the Corporation or to any Person with which it or any of the foregoing do not deal at arm's length.

4.25 Restrictive Covenants: To our knowledge, the Corporation is not a party to or bound or affected by any commitment, agreement or document containing any covenant expressly limiting the freedom of the Corporation to compete in any line of business, transfer or move any of its assets or operations or which adversely affects the business practices, operations or conditions of the Corporation or the continued operation of the Business.

4.26 Certificate of Incorporation and By-Laws: The certificate of incorporation and by-laws of the Corporation, including any and all amendments, have been delivered or made available to the Purchaser and such certificate and by-laws as so amended are in full force and effect and no amendments are being made to the same.

4.27 Books of Account: To our knowledge, the books and records of the Corporation fairly present and disclose the financial position of the Corporation as at the relevant dates and all material financial transactions of the Corporation have been accurately recorded in such books and records.

4.28 Full Disclosure: To our knowledge, all information which has been provided to the Purchaser by the Corporation relating to the Corporation is true and correct in all material respects and no material fact or facts have been omitted therefrom which would make such information misleading. There has been no event, transaction or information which has come to the attention of the Vendors or, to our knowledge, the Corporation that has not been disclosed to the Purchaser in writing which could reasonably be expected to have a material adverse effect on the assets, properties, condition (financial or otherwise) or prospects of the Corporation.


                                   ARTICLE 5

                    REPRESENTATIONS AND WARRANTIES OF BCEI

         BCEI hereby represents and warrants to the Purchaser as follows and acknowledges that the Purchaser is relying on such representations and warrants in connection with its execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement:

5.1 Incorporation and Organization: BCEI is a corporation duly incorporated and validly existing under the laws of Canada. No proceedings have been instituted or are pending for the dissolution or liquidation of BCEI or threatening its existence.

5.2 Due Authorization: BCEI has all necessary corporate power, authority and capacity to enter into this Agreement and to carry out its obligations under this Agreement. Each of this Agreement and the agreements, contracts and instruments required by this Agreement to be delivered by BCEI at the Closing has been or will be, prior to the Closing Time, duly authorized by all necessary corporate action on the part of BCEI. This Agreement has been duly executed and delivered by BCEI and is a valid and binding obligation of BCEI, enforceable against it in accordance with its terms, subject to the usual exceptions as to bankruptcy, insolvency and other laws affecting the enforcement of creditors' rights generally and the availability of equitable remedies. At the Closing, all documents executed by BCEI will be duly executed and delivered and will be valid and binding obligations of BCEI, enforceable against it in accordance with their respective terms, subject to the usual exceptions as to bankruptcy, insolvency and other laws affecting the enforcement of creditors' rights generally and the availability of equitable remedies.

         However, notwithstanding anything to the contrary in this Agreement and in related documents, BCEI makes no representations or warranties as to the validity, binding nature or enforceability of this Agreement or of all documents executed by BCEI insofar as such validity, binding nature or enforceability may be affected by the application of the takeover bid requirements under the Securities Act (Ontario).

5.3 Title to the BCEI Shares: BCEI is the sole registered and beneficial owner of the BCEI Shares, with good and marketable title thereto, free and clear of all Encumbrances and is exclusively entitled to hold and transfer the BCEI Shares. Except for that certain voting agreement dated October 5, 1989 between the Corporation, BCE Venture Capital Inc., the Purchaser, Doubleday, Roger C. Hitchcock and Thomas F. Galloway, none of the BCEI Shares is subject to any voting trust, shareholders' agreement or voting agreement. Upon completion of the transaction contemplated by this Agreement, all of the BCEI Shares will be beneficially owned by the Purchaser, with a good and marketable title thereto (except for such Encumbrances as may have been granted by the Purchaser).

5.4 Securities Law Exemptions: In connection with the issuance by the Purchaser to BCEI of the Purchase Price Shares to which BCEI is entitled, BCEI represents and warrants and acknowledges that:

   (a) BCEI is acquiring the Purchase Price Shares as principal for its own account and not for the benefit of any other person for an aggregate acquisition cost of not less that $150,000;

   (b) BCEI was not created or established solely to permit the acquisition by it of the Purchase Price Shares under the exemptions from prospectus requirements contained under applicable Canadian securities legislation;

   (c) BCEI is acquiring the Purchase Price Shares for investment purposes only and not with a view to resale or distribution;

   (d) BCEI has not been furnished with any offering documents or any other document which appears or purports to describe the business and affairs of the Purchaser and which was (or appears or purports to have been) prepared primarily for delivery and review by prospective investors of the Purchaser to assist such investors to make an investment decision;

   (e) the acquisition by BCEI of the Purchase Price Shares was not accompanied by, nor is BCEI aware of any advertisement in printed media of general and regular paid circulation, radio or television relating to the Purchase Price Shares; and

   (f) BCEI acknowledges and agrees that the issuance and delivery of the Purchase Price Shares to it is conditional upon such issuance being exempt from the prospectus filing requirements and the delivery of an offering memorandum requirements of any applicable Canadian securities legislation and further acknowledges that the Purchaser may be required to disclose to applicable securities regulatory authorities and to the TSE the identity of the beneficial purchasers of the Purchase Price Shares. BCEI also acknowledges that the Purchase Price Shares will be subject to resale restrictions under applicable securities legislation and policies and the policies of the TSE and hereby agrees that it will comply with all relevant securities legislation and policies and the policies of the TSE concerning any resale of the Purchase Price Shares and will consult with its legal advisers with respect to complying with all restrictions applying to any resale of the Purchase Price Shares.

5.5 Options: No Person has (except for the Purchaser) any agreement or option, right or privilege (whether pre-emptive or contractual) capable of becoming an agreement for the purchase from BCEI of all or any part of the BCEI Shares.

5.6 Absence of Conflicting Agreements: BCEI is not a party to, bound or affected by or subject to any indenture, mortgage, lease, agreement, obligation, instrument, charter or by-law provision, or Law which would be violated, contravened, breached by, or under which default would occur or an Encumbrance would be created as a result of the execution and delivery of this Agreement or any other agreement to be entered into under the terms of this Agreement, or the performance by BCEI of any of its obligations under this Agreement or any other documents and agreements to be delivered under this Agreement.

5.7 Residency: BCEI is a resident of Canada for the purposes of the Income Tax Act (Canada).

5.8 Brokerage Fees, etc.: There is no Person acting or purporting to act for BCEI entitled to any brokerage or finder's fee in connection with this Agreement or any of the transactions contemplated herein and, in the event any Person acting or purporting to act for BCEI establishes a claim for any such fee from the Purchaser, BCEI covenants to indemnify and hold harmless the Purchaser with respect thereto and with respect to all costs reasonably incurred in defence thereof.


                                   ARTICLE 6

                  REPRESENTATIONS AND WARRANTIES OF DOUBLEDAY

         Doubleday hereby represents and warrants to the Purchaser as follows and acknowledges that the Purchaser is relying on such representations and warranties in connection with its execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement:

6.1 Enforceability of Obligations: This Agreement has been duly executed and delivered by Doubleday and is a valid and binding obligation of Doubleday, enforceable against him in accordance with its terms, subject to the usual exceptions as to bankruptcy, insolvency and other laws affecting the enforcement of creditors' rights generally and the availability of equitable remedies. At the Closing, all documents executed by Doubleday will be duly executed and delivered and will be valid and binding obligations of Doubleday, enforceable against him in accordance with their respective terms, subject to the usual exceptions as to bankruptcy, insolvency and other laws affecting the enforcement of creditors' rights generally and the availability of equitable remedies.

6.2 Title to the Doubleday Shares: Doubleday is the sole registered and beneficial owner of the Doubleday Shares, with good and marketable title thereto, free and clear of all Encumbrances and is exclusively entitled to hold and transfer the Doubleday Shares. None of the Doubleday Shares is subject to any voting trust, shareholders' agreement or voting agreement. Upon completion of the transaction contemplated by this Agreement, all of the Doubleday Shares will be owned by the Purchaser as the beneficial owner of record, with a good and marketable title thereto (except for such Encumbrances as may have been granted by the Purchaser).

6.3 Options: No Person has (except for the Purchaser) any agreement or option, right or privilege (whether pre-emptive or contractual) capable of becoming an agreement for the purchase from Doubleday of all or any part of the Doubleday Shares.

6.4 Absence of Conflicting Agreements: Doubleday is not a party to, bound or affected by or subject to any indenture, mortgage, lease, agreement, obligation, instrument, charter or by-law provision, or Law which would be violated, contravened, breached by, or under which default would occur or an Encumbrance would be created as a result of the execution and delivery of this Agreement or any other agreement to be entered into under the terms of this Agreement, or the performance by Doubleday of any of its obligations under this Agreement or any other documents and agreements to be delivered under this Agreement.

6.5 Residency: Doubleday is not a resident of Canada for the purposes of the Income Tax Act (Canada).

6.6 Securities Law Exemptions: Doubleday acknowledges that the offering and exchange of the Purchase Price Shares pursuant hereto are intended to be exempt from registration under the United States Securities Act of 1933, as amended (the "U.S. Securities Act"). In furtherance thereof, Doubleday represents and warrants to the Purchaser that:

   (a) Doubleday is an "Accredited Investor" as defined in Rule 501 Regulation D promulgated under the U.S. Securities Act;

   (b) Doubleday: (A) has the financial ability to bear the economic risk of his investment in the Purchase Price Shares to be acquired pursuant hereto, (B) can bear a total loss of his investment therein at this time, (C) has no need for liquidity with respect to his investment therein and (D) has adequate means for providing for his current needs and personal contingencies;

   (c) Doubleday has such knowledge and experience in financial and business matters that Doubleday is capable of evaluating the merits and risks of such investment;

   (d) Doubleday understands and has evaluated the merits and risks of an exchange of the Doubleday Shares for the Purchase Price Shares to be acquired by Doubleday;

   (e) Doubleday has been given the opportunity to ask questions of, and receive answers from, the Purchaser concerning the terms and conditions of the offering of the Purchase Price Shares to be acquired by him in exchange for the Doubleday Shares to be exchanged by Doubleday and of other matters pertaining to an investment in such Purchase Price Shares, and has been given the opportunity to obtain such additional information necessary to verify the accuracy of the information provided in order for Doubleday to evaluate the merits and risks of an exchange of the Purchase Price Shares to be acquired by him and Doubleday has not been furnished with any offering material in connection therewith;

   (f) Doubleday has been advised that the Purchase Price Shares to be acquired pursuant hereto have not been registered under the U.S. Securities Act or any state securities or blue sky laws and, therefore, cannot be resold unless they are registered under such laws or unless an exemption from registration thereunder is available. Doubleday is obtaining such Purchase Price Shares for his own account for investment, and not with a view to, or for resale in connection with the distribution thereof, and has no present intention of distributing or reselling any thereof; and

   (g) Doubleday is aware of and familiar with the restrictions imposed on the transfer by Doubleday of any Purchase Price Shares, including, without limitation, restrictions imposed under any applicable U.S. federal or state securities legislation and policies and the policies of the TSE; and

   (h) Doubleday acknowledges that the Purchaser may be required to disclose to applicable securities regulatory authorities and to the TSE the identity of the beneficial purchasers of the Purchase Price Shares. Doubleday also acknowledges that it will comply with all relevant securities legislation and policies and the policies of the TSE concerning any resale of the Purchase Price Shares and will consult with is legal advisers with respect to complying with all restrictions applying to any resale of the Purchase Price Shares.

6.7 Brokerage Fees, etc.: There is no Person acting or purporting to act for Doubleday entitled to any brokerage or finder's fee in connection with this Agreement or any of the transactions contemplated herein and, in the event any Person acting or purporting to act for Doubleday establishes a claim for any such fee from the Purchaser, Doubleday covenants to indemnify and hold harmless the Purchaser with respect thereto and with respect to all costs reasonably incurred in the defence thereof.


                                   ARTICLE 7

                REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

         The Purchasers hereby represents and warrants to the Vendors as follows and acknowledges that the Vendors are relying on such representations and warranties in connection with their execution and delivery of this Agreement and the completion of the transactions contemplated by this
Agreement:

7.1 Incorporation and Organization: The Purchaser is a corporation duly continued and validly existing under the laws of Canada. No proceedings have been instituted or are pending for the dissolution or liquidation of the Purchaser or threatening its existence.

7.2 Due Authorization: The Purchaser has all necessary corporate power, authority and capacity to enter into this Agreement and to carry out its obligations under this Agreement including, without limitation, the issuance by the Purchaser of the Purchase Price Shares to the Vendors. The execution and delivery of this Agreement and all other documents required to be executed and delivered by the Purchaser at the Closing, and the consummation of the transactions contemplated under this Agreement have been or will at the Closing Time have been duly authorized by all necessary corporate action of the Purchaser.

7.3 Enforceability of Obligations: This Agreement and all other documents to be executed and delivered by the Purchaser at the Closing constitute valid and binding obligations of the Purchaser, enforceable against it in accordance with their respective terms, subject to the usual exceptions as to bankruptcy, insolvency and other laws affecting the enforcement of creditors' rights generally and the availability of equitable remedies.

7.4 Disclosure Documents: Since the respective dates as of which information is given in the Purchaser's Annual Report for the fiscal year ended December 31, 1995, unaudited interim financial statements for the periods ended March 31, 1996 and June 30, 1996 and Management Information Circular dated February 29, 1996 (collectively the "Purchaser Disclosure Documents"), except as may otherwise be stated therein, there has been no material adverse change in the business, affairs, financial or other condition of the Purchaser. None of the Purchaser Disclosure Documents contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading.

7.5 Absence of Conflicting Agreements: The Purchaser is not a party to, bound or affected by or subject to any indenture, mortgage, lease, agreement, obligation, instrument, charter or by-law provision, or Law which would be violated, contravened or breached by, or under which any default would occur or an Encumbrance would be created as a result of the execution and delivery by it of this Agreement or the performance by it of any of the terms of this Agreement.

7.6 Capitalization: The authorized capital of the Purchaser consists of an unlimited number of common shares, 1,200,000 Preferred Shares, Series A and an unlimited number of preferred shares, issuable in series, of which, as at August 31, 1996, 6,965,090 common shares in the capital of the Purchaser are issued and outstanding as fully paid and non-assessable. As at August 31, 1996, warrants to purchase an aggregate of 1,698,743 common shares of the Purchaser are outstanding.

7.7 Issuance of Purchase Price Shares: Prior to the Closing Date, the Purchaser's board of directors will have duly authorized and approved the allotment of the Purchase Price Shares issuable by the Purchaser to the Vendors at the Closing Time and all matters relating thereto and, upon the issuance thereof, such Purchase Price Shares will be issued as fully paid and non-assessable.

7.8 Options: No Person has (except for the Vendors) any agreement or option, right or privilege (whether pre-emptive or contractual) capable of becoming an agreement for the purchase from the Purchaser or all or any part of the Purchase Price Shares.

7.9 Stock Exchange Listings: The common shares in the capital of the Purchaser are listed on both the TSE and NASDAQ and the Purchaser's listings thereon are in good standing and in compliance with all continued listing requirements of the TSE and NASDAQ, respectively, and, at Closing, there shall be no halt in the trading of the Purchaser's common shares imposed by the TSE and/or NASDAQ.

7.10 Reporting Issuer Status: The Purchaser is a reporting issuer not in default under the applicable securities legislation of each of the Provinces of Canada other than Quebec.

7.11 Brokerage Fees, etc.: There is no Person acting or purporting to act for the Purchaser entitled to any brokerage or finder's fee in connection with this Agreement or any of the transactions contemplated herein and, in the event any Person acting or purporting to act for the Purchaser establishes a claim for any such fee from the Vendors, the Purchaser covenants to indemnify and hold harmless the Vendors with respect thereto and with respect to all costs reasonably incurred in the defence thereof.

7.12 Regulatory Approvals: Except as may be contemplated by this Agreement and the application dated September 11, 1996 of the Purchaser to the Quebec Securities Commission, no governmental or regulatory authorization, approval, order, consent or filing is required on the part of the Purchaser in connection with the execution, delivery and performance of this Agreement or any other documents and agreements to be delivered under this Agreement or the performance of the Purchaser's obligations under this Agreement or any other documents and agreements to be delivered under this Agreement.

7.13 Consents and Approvals: To our knowledge, there is no requirement under any agreement, instrument or commitment (written or oral) to which the Purchaser is a party or by which it is bound to give any notice to, or to obtain the consent or approval of, any party to such agreement, instrument or commitment (written or oral) relating to the consummation of the transactions contemplated by this Agreement.


                                   ARTICLE 8

                           COVENANTS OF THE VENDORS

         The Vendors jointly and severally covenant and agree with the Purchaser that, at or prior to the Closing Time, they will do or cause to be done the following:

8.1 Opinion of Counsel: Deliver to the Purchaser at the Closing Time a favourable opinion of BCEI's counsel, in form satisfactory to the Purchaser and Purchaser's counsel, as to such matters as the Purchaser may reasonably request.

8.2 Transfer of Purchased Shares: Take all necessary steps and proceedings as approved by counsel for the Purchaser to permit all of the Purchased Shares to be duly and regularly transferred to the Purchaser or its nominee(s) and deliver to the Purchaser all necessary transfers, assignments and other documentation reasonably required to transfer the Purchased Shares to the Purchaser with a good and marketable title, free and clear of all Encumbrances (except for such Encumbrances as may have been granted by the Purchaser).

8.3 Resignation of Directors: Cause such directors of the Corporation as the Purchaser may specify to resign, such resignations to be effective as at the Closing Time.

8.4 Releases of Directors: Cause such directors of the Corporation as the Purchaser may specify to execute and deliver releases in a form satisfactory to the Purchaser and Purchaser's counsel, acting reasonably.

8.5 Releases of Vendors: Execute and deliver releases in form satisfactory to the Purchaser and Purchaser's counsel, acting reasonably, in each of the Vendors' capacities as shareholders of the Corporation.

8.6 Closing Documents: Execute and deliver or cause to be executed and delivered to the Purchaser all other documents relevant to the closing of the transactions contemplated hereby as the Purchaser, acting reasonably, may request.



                                   ARTICLE 9

                          COVENANTS OF THE PURCHASER

         The Purchaser covenants and agrees with the Vendors that, at or prior to the Closing Time, it will do or cause to be done the following:

9.1 Issuance of Purchase Price Shares: Take all necessary steps and proceedings to duly and validly issue the Purchase Price Shares to the Vendors and cause the Vendors to be entered upon the books of the Purchaser as the holders of the Purchase Price Shares according to their respective entitlements hereunder and cause to be issued and delivered to the Vendors share certificates representing the Purchase Price Shares to which they are entitled.

9.2 Listing of Purchase Price Shares: Use its best efforts to obtain the conditional approval of the TSE in respect of the additional listing of the Purchase Price Shares on the TSE and use its best efforts to cause the Purchase Price Shares to be listed thereon on the Closing Date or as soon as reasonably practicable thereafter.

9.3 Opinion of Counsel: Deliver to the Vendors at the Closing Time a favourable opinion of the Purchaser's counsel, in form satisfactory to the Vendors and Vendors' counsel, as to such matters as the Vendors may reasonably request.

9.4 Right to Participate in Public Offering: If the Purchaser shall, at any time during the two year period following the Closing Date, propose to prepare and file an Offering Document relating to a public offering of common shares to the public in Canada and/or the United States (an "Offering"), it shall give prompt written notice to each of the Vendors of its intention to do so at least 20 days and not more than 60 days prior to the proposed first Filing date of any Offering Document with any Canadian and/or U.S. securities regulatory authority. Such notice shall provide reasonable particulars concerning the proposed Offering and, as far as is reasonably possible, shall include, without limiting the foregoing, the jurisdictions in which the Offering is to be made, the proposed method of distribution, the anticipated price per share, the expected timing of the Offering, the name of the Underwriters, the estimated number of shares proposed to be offered, the estimated Underwriting discounts and commissions, and the estimated number of shares that the Underwriters have advised the Purchaser, in writing, can reasonably be expected to be sold pursuant to the Offering. Upon the written request of either or both of the Vendors to include any Purchase Price Shares in the proposed Offering (which request shall (i) be made within 10 Business Days of receiving notice from the Purchaser and (ii)specify the number of Purchase Price Shares intended to be disposed of by each of the Vendors), the Purchaser will use its reasonable best efforts to include in such Offering Document that number of Purchase Price Shares of each of the Vendors (according to their respective percentages of Purchase Price Shares held) which the Corporation, after consultation with and upon the advice of the Underwriters, reasonably determines. The Vendors agree that, as a condition to their participation in an Offering, they shall enter into an agreement with the Underwriters containing terms and conditions customary in such agreements including, without limitation, arrangements with respect to indemnification and contribution.

         If the Underwriters engaged by the Purchase shall advise the Purchaser in writing that, in their opinion, the number of Purchase Price Shares to be included in the Offering Document exceeds the number that can be sold in such Offering by the Vendors within a price range acceptable to the Purchaser, the Purchaser shall be obliged to include in such Offering only such number of Purchase Price Shares that the Purchaser is so advised can be sold. The Purchaser is under no obligation to permit the Vendors to participate in any Offering if to do so would materially adversely affect the price or marketability of the shares being offered by the Purchaser pursuant to the Offering, as determined by the Purchaser and the Underwriters, acting reasonably.

         The Vendors shall be responsible for all fees and expenses incidental to the Offering in proportion to the percentage their Purchase Price Shares being offered constitute of all the shares being offered pursuant to the Offering (including, without limitation, registration, filing and stock exchange listing fees). Each of the Purchaser and the Vendors shall be responsible severally for the payment of fees, commissions, disbursements and expenses (including fees and disbursements of Underwriters' counsel, if necessary) relating to the shares sold by it pursuant to the Offering.

9.5 Closing Documents: Execute and deliver or cause to be executed and delivered all such documents relevant to the closing of the transactions contemplated hereby as the Vendors, acting reasonably, may request.


                                  ARTICLE 10

                             NON-WAIVER, SURVIVAL

10.1 Non-Waiver: No investigations made by or on behalf of any Party at any time shall have the effect of waiving, diminishing the scope or otherwise affecting any representation, warranty or covenant made by any other Party in or pursuant to this Agreement, except where any such investigation leads a Party to actual knowledge, prior to the execution of this Agreement, of a breach of any representation, warranty or covenant for which the investigating Party has not notified the breaching Part within 10 Business Days of having such actual knowledge. No waiver of any condition or other provisions, in whole or in part, shall constitute a waiver of any other condition or provision (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

10.2 Nature and Survival: The representations, warranties and covenants of the Parties contained in this Agreement and contained in any document or certificate given pursuant hereto shall survive the closing of the purchase and sale of the Purchased Shares herein provided for until the close of business on the date which is eighteen (18) months following the Closing Date and, notwithstanding such Closing nor any investigation made by or on behalf of the Party entitled to the benefit thereof, shall continue in full force and effect for the benefit of such Party during such period; provided, however, that the respective aggregate liability of each of the Vendors in respect of any action, suit or proceeding for a breach of any or all of the representations, warranties and covenants contained in this Agreement shall not exceed the proportion of the Purchase Price to which it is entitled under this Agreement. Notwithstanding the foregoing, an action may be brought in respect of any breach of any representation and warranty or covenant involving fraud or fraudulent misrepresentation at any time following the Closing Date, subject only to applicable limitation periods, and provided further that the representations and warranties in Sections 5.3, 5.4 (other than Section 5.4(c)), 5.5, 6.2, 6.3, 6.6 and 7.8 shall continue in full force and effect for the benefit of the Purchaser without any limitation as to time.



                                  ARTICLE 11

                  CONDITIONS PRECEDENT FOR BENEFIT OF VENDORS

         The obligation of the Vendors to complete the sale of the Purchased Shares under this Agreement shall be subject to the satisfaction of or compliance with, at or before the Closing Time, each of the following conditions precedent (each of which is acknowledged to be inserted for the exclusive benefit of the Vendors and may be waived by them in whole or in part):

11.1 Performance of Obligations: The Purchaser shall have performed or complied with, in all material respects, all of its obligations, covenants and agreements under this Agreement.

11.2 Receipt of Closing Documentation: All documentation relating to the due authorization and completion of the transactions contemplated pursuant to this Agreement and all actions and proceeding taken on or prior to the Closing in connection with the performance by the Purchaser of its obligations under this Agreement shall be satisfactory to the Vendors, acting reasonably, and each of the Vendors shall have received copies of all such documentation or other evidence as it may reasonably request in order to establish the consummation of the transactions contemplated hereby and the taking of all corporate proceedings in connections therewith in compliance with these conditions, in form (as to certification and otherwise) and substance satisfactory to the Vendors, acting reasonably.

11.3 No Injunction: There shall be no injunction or restraining order issued preventing, and no pending or threatened claim, action, litigation or proceeding, judicial or administrative, or investigation against any Party by any Governmental Authority for the purpose of enjoining or preventing the consummation of the transactions contemplated in this Agreement or otherwise claiming that this Agreement or the consummation thereof is improper or would give rise to proceedings under any Law.

11.4 No Trading Halts: There shall be no halt in the trading of the Purchaser's common shares imposed by any Canadian or U.S. securities regulatory authorities including the TSE and NASDAQ.

11.5 No Laws: No Law shall have been enacted, introduced or announced which materially adversely affect the Purchaser, or the ability of the Vendors to legally transfer the Purchased Shares as contemplated by this Agreement.

11.6 Opinion of Counsel for the Purchaser: The Vendors shall have received an opinion dated the Closing Date from counsel for the Purchaser with respect to such matters as they may reasonably request.

         If any of the foregoing conditions in this Article has not been fulfilled by Closing, the Vendors may terminate this Agreement by notice in writing to the Purchaser, in which event the Vendors are released from all obligations under this Agreement. However, the Vendors may waive compliance with any condition in whole or in part if they see fit to do so, without prejudice to their rights of termination in the event of non-fulfillment of any other condition in whole or in part or to their rights to recover damages for the breach of any representation, warranty, covenant or condition contained in this Agreement.


                                  ARTICLE 12

                 CONDITIONS PRECEDENT FOR BENEFIT OF PURCHASER

         The obligation of the Purchaser to complete the transactions contemplated by this Agreement shall be subject to the satisfaction of, or compliance with, at or before the Closing Time, each of the following conditions precedent (each of which is acknowledged to be inserted for the exclusive benefit of the Purchaser and may be waived by it in whole or in part):

12.1 Performance of Obligations: The Vendors shall have performed or complied with, in all material respects, all their obligations, covenants and agreements under this Agreement.

12.2 Receipt of Closing Documentation: All documentation relating to the due authorization and completion of the transactions contemplated pursuant to this Agreement and all actions and proceeding taken on or prior to the Closing in connection with the performance by the Purchaser of their respective obligations under this Agreement shall be satisfactory to the Purchaser, acting reasonably, and the Purchaser shall have received copies of all such documentation or other evidence as it may reasonably request in order to establish the consummation of the transactions contemplated by this Agreement and the taking of all corporate proceedings in connection with such transactions in compliance with these conditions, in form (as to certification and otherwise) and substance satisfactory to the Purchaser, acting reasonably.

12.3 No Injunction: There shall be no injunction or restraining order issued preventing, and no pending or threatened claim, action, litigation or proceeding, judicial or administrative, or investigation against any Party by any Governmental Authority, for the purpose of enjoining or preventing the consummation of the transactions contemplated in this Agreement or otherwise claiming that this Agreement or the consummation thereof is improper or would give rise to proceedings under any Law.

12.4 No Trading Halts: There shall be no halt in the trading of the Corporation's Shares imposed by any U.S. securities regulatory authorities including the National Quotations Bureau, Inc. and the OTC Bulletin Board.

12.5 No Laws: No Law shall have been enacted, introduced or announced which materially adversely affect the Corporation or the Vendors or the ability of the Purchaser to acquire and hold the Purchased Shares as contemplated by this Agreement.

12.6 Opinion of Counsel for the Purchaser: The Purchaser shall have received an opinion dated the Closing Date from counsel for the Vendors with respect to such matters as it may reasonably request.

12.7 Consents, Authorizations and Registrations: All consents, approvals, orders and authorizations of any Person or Governmental Authority (or registrations, declarations, filings or recordings with any such authorities) required in connection with the completion of any of the transactions contemplated by this Agreement, the execution of this Agreement, the Closing or the performance of any of the terms and conditions of this Agreement shall have been obtained at or before the Closing Time.

12.8 Directors of the Corporation: There shall have been delivered to the Purchaser on or before the Closing Time the resignations of all individuals who are presently directors of the Corporation, as specified by the Purchaser, and duly executed comprehensive releases from each such individual of all their claims against the Corporation. There shall be delivered to the Purchaser, on or prior to the Closing Time, acknowledgements from each of Brian Kouri, Robert Forbes and Peter Crombie acknowledging the relinquishment and cancellation of all outstanding and unexercised options granted by the Corporation to each of them, provided however, that the acknowledgement of Peter Crombie may be delivered subsequent to the Closing Date but, in any event, not later than five Business Days following the Closing Date.

12.9 Releases of Vendors: At the Closing Time, each of the Vendors shall have executed and delivered a comprehensive release, in its capacity as a shareholder of the Corporation, of all its claims against the Corporation.

12.10 Approval by Regulatory Authorities: The transactions contemplated by this Agreement shall have been approved by all appropriate regulatory authorities including, without limitation, the TSE.

         If any of the foregoing conditions in this Article has not been fulfilled by Closing, the Purchaser may terminate this Agreement by notice in writing to the Vendors, in which event the Purchaser is released from all obligations under this Agreement. However, the Purchaser may waive compliance with any condition in whole or in part if it sees fit to do so, without prejudice to its rights of termination in the event of non-fulfillment of any other condition, in whole or in part, or to its rights to recover damages for the breach of any representation, warranty, covenant or condition contained in this Agreement.


                                  ARTICLE 13

                        OTHER COVENANTS OF THE PARTIES

13.1 Articles to Satisfy Closing Conditions: Each of the Parties agrees to take all such actions as are within its power to control, and to use its best effort to cause other actions to be taken which are not within its power to control, so as to ensure compliance with each of the conditions and covenants set forth in this Agreement which are for the benefit of any Party.

13.2 Expenses: Each of the Vendors and the Purchaser shall be responsible for its own expenses (including fees and expenses of legal advisers, accountants and other professional advisers) incurred by them in connection with the negotiation and settlement of this Agreement and the completion of the transactions contemplated thereby, whether or not the transactions contemplated by this Agreement are consummated.


                                  ARTICLE 14

                                INDEMNIFICATION

14.1 Mutual Indemnifications for Breaches of Covenants and Warranty, etc.: The Vendors covenant and agree with the Purchaser and the Purchaser covenants and agrees with the Vendors (the Party or Parties so covenanting and agreeing to indemnify another Party being referred to in this Section as the "Indemnifying Party" and the Party so to be indemnified being called the "Indemnifying Party") to indemnify and save harmless the Indemnified Party, effective as and from the Closing Time, from and against all Claims which may be made or brought against the Indemnified Party or which it may suffer or incur, directly or indirectly as a result of or in connection with any non-fulfillment of any covenant or agreement on the part of the Indemnifying Party under this Agreement or any incorrectness in or breach of any representation or warranty of the Indemnifying Party contained in this Agreement or in any certificate or other document furnished by the Indemnifying Party pursuant to this Agreement. The foregoing obligation of indemnification in respect of such Claims shall be subject to:

   (a) the limitations in Section 10.2 respecting the survival of the representations and warranties and covenants of the Parties and the maximum aggregate respective liability of each of the Vendors pursuant to Section 10.2; and

   (b) the requirement that the Indemnifying Party shall, in respect of any Claim made by any third person, be afforded an opportunity at its sole expense to resist, defend and compromise such Claim, provided, however, that no compromise shall be entered into by the Indemnifying Party without the prior written consent of the Indemnifying Party to the Indemnified Party of an unconditional release of the Indemnified Party, such consent not to be unreasonably withheld, or upon delivery by the Indemnified Party, in form and substance satisfactory to the Indemnified Party, acting reasonably.

14.2           Indemnification Procedures:

   (a) In the case of claims or demands made by a third party with respect to which indemnification is sought, the Party seeking indemnification shall give prompt written notice, and in any event within 10 days, to the other Party of any such claims or demands made upon it, provided that in the event of a failure to give such notice, such failure shall not preclude the Party seeking indemnification to obtain such indemnification but its right to indemnification may be reduced to the extent that such delay prejudiced the defence of the claim or demand or increased the amount of liability of cost of defence and provided that, notwithstanding anything else herein contained, no claim for indemnity in respect of the breach of any representation or warranty or covenant contained herein may be made unless notice of such claim has been given prior to the expiry of the survival period applicable to such representation and warranty and covenant pursuant to Section 10.2.

   (b) The Indemnifying Party shall have the right, by notice to the Indemnified Party given not later than 30 days after receipt of the notice described in subsection (a) to assume the control of the defence, compromise or settlement of the claim or demand, provided that such assumption shall, by its terms, be without cost to the Indemnified Party and provided the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party in accordance with the terms contained in this Section in respect of that claim or demand.

   (c) Upon the assumption of control of any claim or demand by the Indemnifying Party as set out in subsection (b), the Indemnifying Party shall diligently proceed with the defence, compromise or settlement of the claim or demand at its sole expense, including, if necessary, employment of counsel reasonably satisfactory to the Indemnified Party and, in connection therewith, the Indemnified Party shall cooperate fully, but at the expense of the Indemnifying Part with respect to any out-of-pocket expenses incurred, to make available to the Indemnifying Party all pertinent information and witnesses under the Indemnified Party's control, make such assignments and take such other steps as in the opinion of counsel for the Indemnifying Party are reasonably necessary to enable the Indemnifying Party to conduct such defence. The Indemnified Party shall also have the right to participate in the negotiation, settlement or defence of any claim or demand at its own expense.

   (d) The final determination of any claim or demand pursuant to this Section, including all related costs and expenses, will be binding and conclusive upon the parties as to the validity or invalidity, as the case may be, of such claim or demand against the Indemnifying Party.

   (e) Should the Indemnifying Party fail to give notice to the Indemnified Party as provided in subsection (b), the Indemnified Party shall be entitled to make such settlement of the claim or demand as in its sole discretion may appear advisable, and such settlement or any other final determination of the claim or demand shall be binding upon the Indemnifying Party.


                                  ARTICLE 15

                                    GENERAL

15.1 Notices: Any notice or other writing required or permitted to be given under this Agreement or for the purposes of this Agreement (in this Article referred to as a "Notice") shall be in writing and shall be sufficiently given, if delivered or sent by prepaid registered mail or by facsimile to such Party:

   (a)   In the case of Notice to BCEI at:

         c/o BCE Capital Inc.
         1000 rue de la Gauchetiere Ouest
         Bureau 3700
         Montreal, Quebec  H3B 4Y7
         CANADA

         Attention: Brian Kouri
         Fax: (514) 397-7392

         with a copy to:

         BCE Capital Inc.
         1000 rue de la Gauchetiere Ouest
         Bureau 3700
         Montreal, Quebec   H3B 4Y7
         CANADA

         Attention: Corporate Secretary
         Fax: (514) 397-7263

   (b)   In the case of Notice to Doubleday at:

         84 Gomez Road
         Hobe Sound
         Florida, U.S.A.  33455

         Attention: Nelson Doubleday
         Fax: (516) 671-8812

   (c)   In the case of Notice to the Purchaser at:

         International Verifact Inc.
         79 Torbarrie Road
         Toronto, Ontario  M3L 1G5
         CANADA

         Attention: L. Barry Thomson
                    President and Chief Executive Officer
         Fax: (416) 245-9896

         with a copy to:

         Meighen Demers
         Suite 1100, Merrill Lynch Canada Tower
         200 King Street West
         Toronto, Ontario  M5H 3T4
         CANADA

         Attention: Mark A. Convery
         Fax: (416) 977-5239

or at such other address as the Party to whom such Notice is to be given shall have last notified the Party giving the same in the manner provided in this Article. Any Notice given delivered to the Party to whom it is addressed as provided above shall be deemed to have been given and received on the day it so delivered at such address, provided that if such day is not a Business Day then the Notice shall be deemed to have been given and received on the next Business Day. Any Notice set by prepaid registered mail shall be deemed to have been given and received on the fifth Business Day following the date of its mailing. Any Notice transmitted by facsimile shall be deemed given and received on the first Business Day after its transmission.

15.2 Assignment: Neither this Agreement nor any benefits or burdens under this Agreement shall be assignable by any Party without the prior written consent of all the other Parties, which consent shall not be unreasonably withheld, provided that the Purchaser shall, without consent, be permitted to assign the benefits or burdens under this Agreement to a wholly-owned subsidiary of the Purchaser. Subject to the foregoing, this Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

15.3 Further Assurances: The Parties shall do all such things and provide all such assurances as may be required to consummate the transactions contemplated by this Agreement, and each Party shall provide such further documents or instruments required by any other Party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions, whether before or after the Closing.

15.4 Counterparts: This Agreement may be executed by the Parties in separate counterparts each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

15.5 Facsimile: All signatures of the Parties to and pursuant to this Agreement may be transmitted by facsimile and each such facsimile signature shall for all purposes be deemed to be the original signature of the Person whose signature it reproduces and shall be binding upon that Person and on the Party on whose behalf that Person signed.

         IN WITNESS WHEREOF the Parties hereto have executed this Agreement as of the day and year first above written.


                                   INTERNATIONAL VERIFACT INC.



                                   By:________________________________________
                                      Peter Henry,
                                      Vice President, Finance and
                                      Administration



                                   BCE INVESTMENTS (CANADA) INC.
                                   by its authorized agent, BCE Capital Inc.



                                   By:________________________________________
                                      Brian Kouri,
                                      Assistant Vice-President and Treasurer








___________________________        ___________________________________________
Witness                            Nelson Doubleday



                                 SCHEDULE 4.23



                                   NTN, Inc.
                              Executive Briefing




                                August 6, 1996
                           Prepared by Sheila Birney





                                   NTN, Inc.
                              Executive Briefing
                                August 6, 1996


NTN's Development Process

NTN's products are built today on 2 core technology areas:

o  PINnacle
   This product is developed in Pascal and operates on a DOS platform with a multi-tasking shell. The product has been designed and developed to operate in a stand-alone (non-integrated) configuration or interfaced configurations which support integration with several POS configurations or environments: ACR, ICL S18, ICL ISS 45, and IBM 4680/4683.

o  PINnacle/GOLD
   This product is developed in C++ and operates on a UNIX platform. The product has been designed and developed to operate in a stand-along configuration and interfaced configurations which support integration with several POS configurations or environments: ACR, ICL ISS 45, and IBM 4680/4683. The product, operating on a UNIX platform, is intended to be able to reside on a shared platform and to run concurrently with other applications.

NTN's application modules have been designed to provide a rich set of configuration options which support defining or modeling operational characteristics of the software through the use of flags and parameters. NTN uses this software application design to reduce requirements for new development.

Major features or industry required elements of the product are designed to be configurable, then developed and released as part of the core or base product application. Features that are "specialized" requirements for a group of customers or specific customer, are developed separately on a project basis and can be integrated with the other core modules as a release. Examples include proprietary message interfaces and communication protocols specified by third-party, host processors or switches (which provide transaction authorization services to the retailer), check authorization modules, and EBT modules specific to the requirements of a specific state, to name a few.

In either case, the development process at NTN is as follows:

1. Understand industry/product feature requirement or customer requirement(s)

2. Define and produce function requirements document or summary

3. Submit requirements under a request for product quotation (RPQ) to the project consultant and lead engineer for core technology area

4. Complete response to RPQ, including estimates of design, development, unit test, quality assurance test, host certification support, product release tasks, documentation, and project management and implementation support activities required to complete project

5. Submit completed PRQ to V.P. of Sales for customer quotation or to V.P. of Product Development & Professional Services for core product release

6. Obtain customer order and/or NTN management approval for project

7. Once customer of NTN management approval is received, development projects are initiated through a completed request for project approval (RPA which is signed off by V.P. of Sales, V.P. of Finance, and V.P. Product Development & Professional Services

8. Assign and schedule technical engineering, QA, and professional services resources as a project team, once RPA is finalized

9. Develop detailed project plan which defines the major milestones and schedule for completing development and implementation tasks

10. Manage and report on progress against the detailed project plan including completion of:

      -  design and engineering/technical specification phase
      - procurement definition, if required (for new hardware, or third-party items, including commercial libraries, drivers, etc.)
      -  development phase (or phases)
      -  unit test
      -  documentation
      -  build and integrate modified applications on version control system
      -  quality assurance testing (including host certification if required)
      - test of customer implementation utilities (especially for upgrades, installs, etc.)
      - production release (from version control system, including publication of release notes)
      -  customer implementation and acceptance

11. Once released, any defects once reported are submitted to NTN's Level II Support group for research and resolution

NTN Procedures for Software Version Control

NTN utilizes PVCS for version control of its DOS platform applications (controller, host, communication module, terminal applications, and POS user exits). Procedures are in place to manage code sign out and submissions as well as releases. Product applications being quality tested are first submitted to the PVCS system, built and integrated (with a preliminary version control number), the build process compares modules submitted to insure that all changes have been brought forward appropriately. Once integrated, QA testing can begin. Once testing is complete, a production version number is assigned to it that level of code marking it ready for release to NTN's production system (disk duplication). Virus checking is also performed on a regular basis on the PVCS as part of routine maintenance.

NTN utilizes a similar model for software version control and release for the UNIX-based platform applications, but the tool used under UNIX is RCS.

NTN Software Methodology and Coding Standards

While the company has had experience developing applications to meet industry standards, these have primarily been in the area of host message interface format which have conformed to ISO 8583 standards. The company has not currently adopted ISO or ANSI standards as a basis for its proprietary application development, but is currently exploring the use of industry standards under the Windows environment, specifically OLE and OPOS.

NTN Software Archive and Escrow Procedures

NTN maintains software escrow accounts with Data Security International (administered through San Francisco). Currently, procedures are in place to archive product releases from the PVCS and RCS on a bi-monthly basis or more often (for major releases, if required) and to submit those archive tapes in NTN's escrow account. The current account maintained by DSI for NTN allows NTN unlimited number of submissions to and distributions from the account.

In addition to the software escrow account, NTN maintains at its Hudson locations the following levels of software:

  o current development directory (product applications in change, current bug fixes/patches)
  o      most recent major release on SCSI disk
  o      2 prior releases on SCSI disk

Older versions of released product not currently in production are archived on diskette.

                      SECURITIES AND EXCHANGE COMMISSION


                            Washington, D.C.  20549

                                 SCHEDULE 13D

                   Under the Securities Exchange Act of 1934


                      National Transaction Network, Inc.
- ------------------------------------------------------------------------------
                               (Name of Issuer)



                    Common Stock, $.01 par value per share
- ------------------------------------------------------------------------------
                         Title of Class of Securities)



                                  638221 30 9
                             -------------------
                                (CUSIP Number)



      Derek H. Burney, Chairman of the Board and President, BCE Telecom
                              International Inc.
1000, rue de la Gauchetiere Ouest, Bureau 1100, Montreal, Quebec H3B 4Y8
                            Canada (514-392-2300)
- ------------------------------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                                 June 6, 1994
- ------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3), or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement [X]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note. Six copies of this statement, including all exhibits, should be filed with the commission. See Rule 13d-1 (1) for other parties to whom copies are to be sent.

CUSIP No. 638221 30 9                      Page ___ of ___pages

       Name of Reporting Person
       S.S. or I.R.S. Identification No.  of Above Person

  1    BCE Telecom International Inc.

  2    Check the Appropriate Box If a Member of a Group*      (A) [ ]

       See item 5                                             (B) [ ]

  3    SEC Use Only

  4    Source of Funds*

       OO

  5    Check Box If Disclosure of Legal Proceedings is Required
       Pursuant to Items 2(d) or 2(e)

  6    Citizenship or Place of Organization
       Canada

      Number of               7    Sole Voting Power - 1,261,263
       Shares
    beneficially              8    Shared Voting Power - 0
      owned by
        each                  9    Sole Dispositive Power - 1,261,263
      reporting
     person with             10    Shared Dispositive Power - 0


 11    Aggregate Amount Beneficially Owned by Each Reporting Person

         1,261,263

 12    Check Box If the Aggregate Amount in Row (11) Excludes Certain
       Shares*                                                           [X]

 13    Percent of Class Represented by Amount in Row (11)

         38.8%

 14    Type of Reporting Person*
       CO

                     SEE INSTRUCTIONS BEFORE FILLING OUT!
         Include Both sides of the Cover Page, Responses to Items 1-7
      (Including Exhibits) of the Schedule, and the Signature Attestation

Item A.  Security and Issuer

         The class of equity securities to which this statement applies is the common stock, $0.01 par value (the "Common Stock"), of National Transaction Network, Inc. a Delaware corporation ("NTN"), which has its principal offices at 9 Kane Industrial Drive, Hudson, Massachusetts 01749.

Item B.  Identity and Background

         The person filing this statement is BCE Telecom International Inc. ("BCETI"), a Canadian corporation, having its principal place of business at 1000, rue de la Gauchetiere Ouest, Bureau 1100, Montreal, Quebec H3B 4Y8 Canada. BCETI is holding company. The directors and officers of BCE are set forth on Exhibit A attached hereto.

         BCETI is a wholly-owned subsidiary of BCE Inc. ("BCE"), a Canadian corporation having its principal offices and its principal place of business at 1000, rue de la Gauchetiere Ouest, Bureau 3700, Montreal, Quebec H3B 4Y7 Canada. BCE is Canada's largest telecommunications company. The directors and officers of BCE are set forth on Exhibit A attached hereto.

         In the last five years, neither BCETI, BCE nor, to the best knowledge of BCETI and BCE, respectively, any of BCETI's or BCE's executive officers or directors (which executive officers and directors are set forth on Exhibit A attached hereto) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), nor was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction, and as a result of any such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Item C.  Source and Amount of Funds or Other Consideration

         BCETI currently owns 1,262,263 shares of Common Stock, and warrants (the "Warrants") to purchase an additional 13,417 shares of Common Stock (subject to adjustment) which expire on October 5, 1994 (See Item 7, Exhibit
B). The shares of Common Stock and Warrants were acquired by BCETI from its wholly-owned subsidiary, BCE Telecom Corporation ("BCETC"). Pursuant to a Certificate of Dissolution filed by the Delaware Secretary of State on June 6, 1994 and the related Plan of Liquidation and Dissolution, BCETC was dissolved and liquidated (the "Dissolution"), and BCETC distributed all of its assets (including the shares of Common Stock and Warrants) to BCETI. The shares of Common Stock and Warrants had previously been transferred to BCETC, by operation of law, pursuant to the terms of the merger of BCE Venture Capital Inc. ("BCEVCI"), a wholly-owned subsidiary of BCETC, into BCETC. Set forth below is a description of the transactions by which BCEVCI acquired the holdings transferred to BCETC pursuant to the merger, and distributed to BCETI pursuant to the Dissolution.

         BCEVCI purchased on October 5, 1989, for a total consideration of approximately $900,000 and cancellation of a $100,000 promissory note of NTN, 5,000,000 shares of Common Stock and the Warrants. Also on October 5, 1989, BCEVCI agreed to purchase an additional 1,500,000 shares of Common Stock at $0.20 per share on or before October 31, 1989 (the "Option"), for a total consideration of $300,000. BCEVCI acquired the Common Stock, the Option and the Warrants by using its own working capital.

         On October 31, 1989, BCEVCI exercised the Option and purchase 1,500,000 shares of CommoN Stock at $0.20 per share, for total consideration of $300,000. BCEVCI acquired such Common Stock by using its own working capital.

         On May 29, 1990, BCEVCI purchased a term convertible Subordinated Note (the "1990 Note") from NTN for total consideration of $250,000. The 1990 Note was due to mature on or before March 31, 1994 (formerly June 30, 1992, see Amendment to Note Purchase Agreement, dated July 31, 1992 attached hereto as Exhibit K) and bore interest at a rate equal to the First National Bank of Boston's best prime rate, as announced at the end of each calendar quarter, plus 2% calculated daily and compounded quarterly on the last day of each quarter. The principal amount of the 1990 Note, together with accumulated interest, was convertible at the option of BCEVCI to Common Stock at a rate of $0.20 per share (formerly $0.375 per share, see Amendment to Note Purchase Agreement, dated July 31, 1992 attached hereto as Exhibit K). BCEVCI acquired the 1990 Note by using its own working capital. On September 30, 1993, BCEVCI exercised its right to convert the principal amount of the 1990 Note, along with accumulated interest thereon, to Common Stock (see below).

         On November 9, 1990, BCEVCI purchased 2,200,00 shares of Common Stock for a total consideration of $440,000, or $0.20 per share. BCEVCI acquired the Common Stock by using its own working capital.

         On March 1, 1991, BCEVCI purchased 2,000,000 shares of Common Stock for a total consideration of $400,000, or $0.20 per share, pursuant to a Common Stock Purchase Agreement dated January 31, 1991, among NTN, BCEVCI and Nelson Doubleday ("Mr. Doubleday"), attached hereto as Exhibit H. BCEVCI acquired the Common Stock by using its own working capital.

         On March 15, 1991, BCEVCI purchased 2,000,000 shares of Common Stock for a total consideration of $400,000, or $0.20 per share, pursuant to a Common Stock Purchase Agreement dated January 31, 1991, and amended as of March 19, 1991, among NTN, BCEVCI and Nelson Doubleday, attached hereto as Exhibit H. BCEVCI acquired the Common Stock by using its own working capital.

         On August 1, 1991, BCEVCI purchased a term convertible Subordinated Note (the "1991 Note") from NTN for total consideration of $300,000. The 1991 Note was due to mature on or before March 31, 1994 (formerly July 31, 1993, see Amendment to Note Purchase Agreement, dated July 31, 1992 attached hereto as Exhibit K) and bore interest at a rate equal to the First National Bank of Boston's best prime rate, as announced at the end of each calendar quarter, plus 2% calculated daily and compounded quarterly on the last day of each quarter. The principal amount of the 1991 Note, together with accumulated interest, was convertible at the option of BCEVCI to Common Stock of NTN at a rate of $.20 per share. BCEVCI acquired the 1991 Note by using its own working capital. On September 30, 1993, BCEVCI exercised its right to convert the principal amount of the 1991 Note, along with accumulated interest thereon, into Common Stock (see below).

         On July 31, 1992, BCEVCI purchased a convertible Secured Note (the "1992 Note") from NTN for total consideration of $359,422.52. The 1992 Note was due to mature on or before March 31, 1994 and bore interest at a rate equal to the First National Bank of Boston's best prime rate, as announced at the end of each calendar quarter, plus 2% calculated daily and compounded quarterly on the last day of each quarter. The principal amount of the 1992 Note, together with accumulated interest, was convertible at the option of BCEVCI to Common Stock of NTN at a rate of $.20 per share. BCEVCI acquired the 1992 Note by using its own working capital. On September 30, 1993, BECVCI exercised its right to convert the principal amount of the 1992 Note, along with accumulated interest thereon, into Common Stock (see below).

         On July 31, 1992, BCEVCI agreed to extend the due dates for the 1990 Note (due June 30, 1992), and the 1991 Note (due July 31, 1993) to March 31, 1994 in an Amendment to Note Purchase Agreement dated July 31, 1992. In addition to agreeing to extend the due dates, BCEVCI agreed to amend the anti-dilution provisions associated with the conversion feature on all previously issued notes. At this time the effect of this later amendment is to change the conversion rate of the 1990 Notes from $.375 to $.20 per share.

         On March 30, 1993, BCEVCI purchased a convertible Secured Note (the "1993 Note") from NTN for total consideration of $140,577.48. The 1993 Note was issued pursuant to the July 31, 1992 Convertible Secured Note Purchase Agreement and was due to mature on or before March 31, 1994 and bore interest at a rate equal to the First National Bank of Boston's prime rate, as announced at the end of each calendar quarter, plus 2% calculated daily and compounded quarterly on the last day of each quarter. The principal amount of the 1993 Note, together with accumulated interest, was convertible at the option of BCEVCI to Common Stock of NTN at a rate of $.20 per share. BCEVCI acquired the 1993 Note by using its own working capital. On September 30, 1993, BCEVCI exercised its right to convert the principal amount of the 1993 Note, along with accumulated interest thereon, into Common Stock. (See below).

         On September 30, 1993, BCEVCI exercised its right to convert the principal amounts of the 1990 Note, the 1991 Note, the 1992 Note and the 1993 Note (collectively, the "Converted Notes"), along with accumulated interest thereon, to Common Stock. In connection with the conversion, the principal amount of the 1990 Note, along with accumulated interest thereon, was converted into 1,717,060 shares of Common Stock; the principal amount of the 1991 Note, along with accumulated interest thereon, was converted into 1,799,414 shares of Common Stock; the principal amount of the 1992 Note was converted into 1,797,112 shares of Common Stock. In addition, the accumulated interest on the 1992 Note and the 1993 Note was converted into 202,473 shares of Common Stock; and the principal amount of the 1993 Note was converted into 707,877 shares of Common Stock. A total of 6,218,945 shares were issued to BCEVCI in the conversion.

         NTN completed a 1:15 reverse stock split on October 22, 1993 (the "Reverse Split"). The specific amounts of Common Stock acquired by BCEVCI, referred to in this Item 3, have not been retroactively adjusted to reflect the Reverse Split. However, the total amount of Common Stock owned by BCEVCI, and the amount of Common Stock it had a right to acquire, immediately prior to the merger described below, do reflect the Reverse Split.

         Pursuant to a Certificate of Merger dated April 18, 1994 and filed by the Delaware Secretary of State on May 9, 1994, BCEVCI, a wholly-owned subsidiary of BCETC, merged with and into BCETC, with BCETC surviving the merger. As a result of the merger of BCEVCI into BCETC, the shares of Common Stock and the Warrants described above as owned by BCEVCI were transferred to BCETC by operation of law. (See Item 7, Exhibit N).

         Pursuant to a Certificate of Dissolution filed by the Delaware Secretary of State on June 6, 1994 and the related Plan of Liquidation and Dissolution, BCETC was dissolved and liquidated and all of the assets of BCETC (including all of the Common Stock and Warrants held by BCETC) were distributed to its sole stockholder, BCETI. (See Item 7, Exhibit P).

Item D.  Purpose of Transaction

         BCETI acquired the securities for investment purposes. (See Item 7, Exhibit O).

Item E.  Interest in Securities of the Issuer

         BCETI beneficially owns 1,261,263* shares of Common Stock
(excluding 13,417* shares which BCETI has the right to acquire upon exercise of the Warrants) as defined by Rule 13d-3 of the Regulations under the Securities Exchange Act of 1934, which BCETI believes represents approximately 38.8% of the shares of Common Stock outstanding. BCETI has the sole power to vote and dispose of the 1,261,263* shares of Common Stock.

- --------------
*Taking into account the 1:15 reverse stock split completed on October 22, 1993.

         Pursuant to a Certificate of Merger dated April 18, 1994 and filed by the Delaware Secretary of State on May 9, 1994, BCEVCI, a wholly-owned subsidiary of BCETC, merged with and into BCETC, with BCETC surviving the merger. As a result of the merger of BCEVCI into BCETC, the shares of Common Stock and the Warrants described in Item 3 as owned by BCEVCI, were transferred to BCETC by operation of law. (See Item 7, Exhibit N).

         Pursuant to a Certificate of Dissolution filed by the Delaware Secretary of State on June 6, 1994 and the related Plan of Liquidation and Dissolution, BCETC was dissolved and liquidated, and all of the assets of BCETC (including all of the Common Stock and Warrants held by BCETC) were distributed to its sole stockholder, BCETI. (See Item 7, Exhibit P).

Item F. Contracts, Arrangements, Understandings, or Relationships with Respect to Securities of the Issuer

         BCEVCI was a party to a Voting Agreement dated October 5, 1989 among NTN, BCEVCI, International Verifact, Inc., Mr. Doubleday, Roger C. Hitchcock and Thomas F. Galloway which provided for, among other things, an agreement among such stockholders relating to the election of the directors of NTN (see
Item 7, Exhibit C). The Voting Agreement has expired in accordance with its terms.

         Pursuant to the Warrants described in Item 3, BCETI has certain "piggyback" registration rights under certain circumstances with respect to the shares issuable upon the exercise of the Warrants.

         Pursuant to the Common Stock Purchase Agreement dated October 5, 1989, attached hereto as Exhibit D, BCEVCI and Mr. Doubleday were granted (a) pre-emptive rights to purchase additional shares of Common Stock under certain circumstances and (b) "piggy-back" registration rights under certain circumstances with respect to the shares of Common Stock owned by them.

         Pursuant to the Convertible Subordinated Note Purchase Agreement dated August 1, 1991, attached hereto as Exhibit I, the shares of Common Stock issued to BCEVCI pursuant to the September 30, 1993 conversion of the 1991 Note have certain "piggyback" registration rights under certain circumstances,

         Pursuant to the Convertible Secured Note Purchase Agreement dated July 31, 1992, attached hereto as Exhibit J, the shares of Common Stock issued to BCEVCI pursuant to the September 30, 1993 conversion of the 1992 Note and the 1993 Note have been granted certain "piggyback" registration rights under certain circumstances.

         BCETI intends to obtain assignments from BCEVCI of the rights described above which remain outstanding.

Item G.  Materials to be Filed as Exhibits*

         The following are filed herewith as exhibits to this Schedule 13D.

         Exhibit A:  Information with respect to Directors and Executive
                     Officers of BCE Telecom International Inc. and BCE Inc. (Filed with this Schedule 13D at page 11).

         Exhibit B:  National Transaction Network Common Stock Purchase
                     Warrant dated October 5, 1989 (Previously filed with Schedules 13D filed on behalf of BCE Venture Capital Inc.).

         Exhibit C:  Voting Agreement dated October 5, 1989 among National
                     Transaction Network, Inc., BCE Venture Capital Inc., International Verifact Inc., Nelson Doubleday, Roger Hitchcock and Thomas Galloway. (Previously filed with Schedules 13D filed on behalf of BCE Venture Capital Inc.).

         Exhibit D:  Common Stock Purchase Agreement, dated October 5, 1989, among National Transaction Network, Inc., BCE Venture Capital Inc. and Nelson Doubleday. (Previously filed with Schedules 13D filed on behalf of BCE Venture Capital Inc.).

         Exhibit E:  Convertible Subordinated Note Purchase Agreement, dated
                     May 29, 1990, among National Transaction Network, Inc., BCE Venture Capital Inc. and Nelson Doubleday. (Previously filed with Schedules 13D filed on behalf of BCE Venture Capital Inc.).

         Exhibit F:  Common Stock Purchase Agreement, dated November 9, 1990 between National Transaction Network, Inc. and BCE Venture Capital Inc. (Previously filed with Schedules 13D filed on behalf of BCE Venture Capital Inc.).

         Exhibit G:  Letters of Agreement to purchase Common Stock of National
                     Transaction Network, Inc. dated November 8, 1990 and November 15, 1990 between BCE Venture Capital Inc. and Nelson Doubleday. (Previously filed with Schedules 13D filed on behalf of BCE Venture Capital Inc.).

         Exhibit H:  Common Stock Purchase Agreement, dated January 31, 1991, as amended effective March 19, 1991, among National Transaction Network, Inc., BCE Venture Capital Inc. and Nelson Doubleday. (Previously filed with Schedules 13D filed on behalf of BCE Venture Capital Inc.)

         Exhibit I: Convertible Subordinated Note Purchase Agreement, dated August 1, 1991, among National Transaction Network, Inc., BCE Venture Capital Inc. and Nelson Doubleday, and Convertible Subordinated Note dated August 1, 1991 from National Transaction Network, Inc. to BCE Venture Capital, Inc. (Previously filed with Schedules 13D filed on behalf of BCE Venture Capital Inc.).

         Exhibit J:  Convertible Secured Note Purchase Agreement, dated July
                     31, 1992, among National Transaction Network, Inc., BCE Venture Capital Inc. and Nelson Doubleday, and
                     Convertible Subordinated Note dated July 31, 1992 from National Transaction Network, Inc. to BCE Venture Capital, Inc. (Previously filed with Schedules 13D filed on behalf of BCE Venture Capital Inc.).

         Exhibit K:  Amendment to Note Purchase Agreements, dated July 31,
                     1992, among National Transaction Network, Inc. and BCE Venture Capital Inc. (Previously filed with Schedules 13D filed on behalf of BCE Venture Capital Inc.).

         Exhibit L:  Letter of Agreement between National Transaction Network,
                     Inc. and BCE Venture Capital, Inc., dated March 23, 1993, and Convertible Secured Note dated March 30, 1993 from National Transaction Network, Inc. to BCE Venture Capital, Inc. (Previously filed with Schedules 13D filed on behalf of BCE Venture Capital Inc.).

         Exhibit M:  Letter from BCE Venture Capital, Inc. to National
                     Transaction Network, Inc., dated September 30, 1993, providing notice of exercise of the conversion option under certain notes issued by National Transaction Network, Inc. (Previously filed with Schedules 13D filed on behalf of BCE Venture Capital Inc.).

         Exhibit N:  Certificate of Merger of BCE Venture Capital, Inc. into
                     BCE Telecom Corporation, filed by the Delaware Secretary of State on May 9, 1994. (Previously filed with Schedule 13D filed on behalf of BCE Telecom Corporation).

         Exhibit O:  Form of letter from BCE Telecom International Inc. to NTN regarding its investment intent in acquiring the securities of NTN. (Filed with this Schedule 13D at page
                     16).

         Exhibit P:  Certificate of Dissolution of BCE Telecom Corporation
                     filed by the Delaware Secretary of State on June 6, 1994, and related Plan of Liquidation and Dissolution. (Filed with this Schedule 13D at page 18).

- ------------------
* In accordance with Rule 13d-2 under the Act and Rule 101(a)(2)(ii) of Regulation S-T, the exhibits referred to herein, which have been previously filed with the Commission, have not been restated electronically.

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  June 15, 1994


                                 BCE TELECOM INTERNATIONAL INC.

                                 By:  /s/ Martine Turcotte
                                    ------------------------------
                                    Title: Secretary